Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 16, 2012 (September 24, 2013, as to the effects of retrospective adjustments for a reclassification between reportable segements discussed in Note 11 and the effects of discontinued operations discussed in Note 12), relating to the consolidated financial statements and financial statement schedules of Investors Real Estate Trust and subsidiaries, appearing in the Current Report on Form 8-K of Investors Real Estate Trust filed on September 24, 2013, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Minneapolis, MN
October 2, 2013